Exhibit 99.1

HAWTHORNE FINANCIAL CORPORATION
PRESS RELEASE

May 25, 2004
IMMEDIATE RELEASE

Contact:	Ms. Simone Lagomarsino, President and Chief Executive Officer (310) 725-5631
Mr. David Rosenthal, Chief Financial Officer (310) 725-1890

HAWTHORNE FINANCIAL ANNOUNCES STOCKHOLDER APPROVAL
OF MERGER WITH COMMERCIAL CAPITAL BANCORP, INC.

(El Segundo, CA) Shareholders of Hawthorne Financial Corporation (Nasdaq: HTHR) voted overwhelmingly to approve the merger between Hawthorne and Commercial Capital Bancorp, Inc. (Nasdaq: CCBI). With over 69% of Hawthorne common stock represented, Hawthorne shareholders approved the merger by a vote of over 98%. The Hawthorne Board of Directors had unanimously recommended approval of the merger. CCBI recently announced that it had received regulatory approval for the merger, and stockholder approval for the issuance of shares of CCBI in connection with the merger. Subject to satisfactory completion or waiver of the remaining conditions to closing, CCBI and Hawthorne expect to complete the acquisition on June 4, 2004.

“We look forward to completing this transaction and thank our stockholders and customers for their loyalty and support,” said Hawthorne President and Chief Executive Officer Simone Lagomarsino.

Hawthorne Savings, F.S.B., operates fifteen full service branches in the coastal counties of Southern California. The Company specializes in real estate secured loans in the niche markets that it serves, including: 1) permanent loans collateralized by single family residential property, 2) permanent and construction loans secured by multi-family residential and commercial real estate, 3) loans for the construction of individual single family residential homes and acquisition and development of land for the construction of such homes. Commercial Capital Bancorp, Inc., with $1.96 billion of total assets and $736.3 million of deposits at March 31, 2004, is a multifaceted financial services company, which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. CCBI was the 4th largest multi-family lender in California during the 12 months ended March 31, 2004 (source: Dataquick Information Systems) and Commercial Capital Bank (the “Bank”) was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2003 (source: www.fdic.gov). Commercial Capital Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, Riverside, and La Jolla, California, and plans to open banking offices in Malibu, California in June 2004, Beverly Hills, California in the summer of 2004, and Newport Coast, California in 2005.

For more information, please visit Hawthorne Financial Corporation’s website at: www.hawthornesavings.com or Commercial Capital’s website at www.commercialcapital.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the anticipated date of closing the transaction. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to the number of factors. Factors which could cause the closing of the transaction not to occur or be delayed include a failure or delay of either party in satisfying the remaining conditions precedent to closing.